Exhibit 99.1
news release
www.pplnewsroom.com

Contacts:	For news media: Caitlin Brady, 610-774-4490 For financial analysts: Andy Ludwig, 610-774-3389

PPL Electric Utilities Reaches Agreement to Lower Transmission Rates

Savings are anticipated to hit customer bills beginning Dec. 1, 2021

ALLENTOWN, Pa. (Aug. 20, 2021) – PPL Electric Utilities (PPL Electric) reached an agreement today that, if approved by the Federal Energy Regulatory Commission, will reduce the company's transmission rates and lower customer bills.
The agreement, reached with a group of industrial and municipal customers, would reset the base return on equity for PPL Electric’s transmission formula rate from 11.18% to 9.9%, saving the typical residential customer about $1.54 and the typical business customer about $2.15 on their monthly electric bill over a 12-month period. The savings and refunds will be effective Dec. 1, 2021.
The transmission rate is a component of the supply charge listed on customer bills, and PPL Electric passes those savings directly on to its customers who choose PPL’s Price to Compare service. However, suppliers are not required to do the same. Shopping customers who have chosen an energy supplier – especially those with long-term contracts – are encouraged to contact their supplier to confirm that the lower transmission rate will be reflected in their bill.
"We're committed to keeping the lights on for customers at a reasonable cost," said PPL Electric President Steph Raymond. "Because of our forward-thinking investments, we have one of the most reliable grids, and our customers continue to pay below the average rate for the mid-Atlantic region."
PPL Electric provides electric delivery service to more than 1.4 million homes and businesses in Pennsylvania and ranks among the best utility companies in the country for customer service and reliability. PPL Electric is a major employer in the communities it serves. It is a subsidiary of PPL Corporation (NYSE: PPL). For more information visit www.pplelectric.com.

# # #

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation and PPL Electric.